Exhibit 99.1

AGCO

Moderator: Martin Richenhagen
February 09, 2006
9:00 a.m. CT

Operator: Good day everyone, and welcome to AGCO Corporation’s 2005 fourth quarter earnings release conference call. Just a reminder, today’s call is being recorded.

And at this time, I would like to turn the conference over to Martin Richenhagen, President and CEO. Please go ahead, sir.

Martin Richenhagen: Good morning, everybody, and welcome to the AGCO fourth quarter conference call. I have with me today as always Andy Beck, our Senior Vice President and Chief Financial Officer.

I would like to begin the call with the following statement regarding its content. During the course of this conference call, we will make forward-looking statements including some related to future sales and earnings. We wish to caution you that these statements are predictions and that actual events or results may differ materially.

We refer you to the periodic reports that we file from time to time with the Securities & Exchange Commission including the Company’s Form 10-K for the year ended December 31, 2004. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our forward-looking statements.
A replay of this call will be available on our corporate Web site for the next 12 months.

I would now like to summarize our financial results for the fourth quarter and full year. For the fourth quarter of 2005 our adjusted diluted earnings per share was 30 cents compared to 52 cents in the prior year period. Full year adjusted earnings per share was $1.46 per share compared to $1.75 per share in 2004. These amounts as well as our reported earnings per share are detailed in our earnings release.

Our fourth-quarter results were negatively impacted by market declines in our key markets of South America and Western Europe where industry sales of tractors were 27 percent lower in South America and 12 percent lower in Western Europe compared to the prior year. In addition, our results were affected by production cuts in order to reduce inventory levels as well as negative foreign currency impacts on our costs.

Our cash and inventory position improved in the fourth quarter resulting from our action to reduce production by 30 percent below the prior year. Compared to the end of the third quarter, inventories decreased by approximately $240 million in the fourth quarter. Although we made substantial progress we believe there’s further opportunity to reduce inventories in 2006.

For the full year our operating income in South America was $89 million lower than the prior year. Income in the region was impacted by the weak market demand and the strong Brazilian currency. We were able to offset about half of the South American deficit with improved results in our European operations. This was achieved through improved margins despite the declining market.

For 2006 we are focusing on margin and working capital improvements to achieve higher earnings. In addition, we expect to have another strong year in retail sales and the development of our brands.

Now I will turn the discussion over to Andy for additional financial information.

Andy Beck: Thank you, Martin. During the fourth quarter, we recognized a non-cash income tax charge of $90.8 million related to increasing the valuation allowance against our United States deferred tax assets. Based on the uncertainty of utilizing the deferred tax assets an increase to the valuation allowance was determined to be appropriate.

In recent years, AGCO’s U.S. company has been unprofitable due in part to lower operating income from the impact of the weak dollar on imported products sold. The U.S. company also supports a large portion of AGCO’s corporate expenses and debt costs. While these tax benefits were reduced for accounting purposes, the tax and cash flow benefits are still available should AGCO generate profitability in the U.S.

We will be working on future strategies to improve sales, reduce costs, and improve our capital structure in order to improve profitability in the United States and realize these benefits in future years. In addition, I will comment that there have been – there are no debt covenant issues related to this write-off.

Reported sales for the fourth quarter were 9.7 percent lower than 2004. Unfavorable currency translation of $51.4 million contributed 3.3 percent of this decrease. Excluding currency translation, net sales decreased approximately $97.8 million or 6.4 percent below the prior year. Reported sales for the full year were 3.3 percent greater than 2004. Currency translation contributed $94.6 million or 1.8 percent of the increase. Excluding currency translation, net sales increased approximately $81.8 million or 1.5 percent over the prior year. The decrease in net sales of 6.4 percent in the fourth quarter and the increase in net sales of 1.5 percent in the full year can be broken down on a regional basis as follows. For the quarter, North America down 0.6 percent, South America down 36.3 percent, Western Europe down 5.8 percent, and the rest of the world markets, including Central and Eastern Europe, Asia-Pacific, Africa, and the Middle East up 16 percent. For the full year North America up 12.6 percent, South America down 29.2 percent, Western Europe down 0.2 percent, and the rest of the world markets up 29.6 percent. Part sales for the quarter were $163.7 million compared to $179.1 million in 2004. Excluding the effect of currency of translation, part sales for the quarter were approximately 6 percent lower than the prior year period. Part sales for the full year were $734.8 million compared to $699.7 million in 2004. Excluding the effect of currency translation, part sales for the full year were approximately 3 percent higher than the prior year.

During the fourth quarter our gross profit margins decreased from 17.3 percent of net sales to 16.2 percent in 2005. Gross margins for the full year of 2005 were 17.1 percent compared to 18.1 percent in the prior year. Margins in South America declined significantly in 2005 resulting from lower production levels, unfavorable sales mix, and the impact of continued strengthening of the Brazil real. These declines were partially offset by improved margins in Europe as a result of productivity improvements, new product introduction, improved sales mix, expense control measures and pricing. Margins in North America were lower than 2004 as a result of the currency impact on imported products and higher warranty costs.

Operating margins were also lower for both the quarter and full year of 2005 compared to 2004. This decline was influenced by the lower gross margins as well as an $18 million increase in full-year engineering spending which was used for new product development.

Losses on sales of receivables primarily under our securitization facilities, which is included in other expense, net, were $5.9 million for the fourth quarter compared to $4.3 million in the prior year. For the full year of 2005 losses on sales of receivables were $22.4 million compared to $15.6 million in 2004. The increase in losses are due to higher interest rates in 2005 as compared to 2004. Interest expense, net for the fourth quarter was $15.3 million compared to $15.2 million in the prior year period and $80.0 million for the full year of 2005 compared to $77.0 million in the prior year period. Interest expense for the full year increased over the prior year due to the redemption of our 91/2 percent senior notes in the second quarter of 2005.

The Company’s effective income tax rate excluding the $90.8 million non-cash deferred tax adjustment recorded in the fourth quarter of 2005 was 30.7 percent for the fourth quarter of 2005 compared to 33.5 percent in 2004. The effective income tax rate on the same basis was 37.7 percent for the full year of 2005 compared to 38.4 percent in 2004.

Moving on to the balance sheet. Accounts receivable and inventory combined were $174.4 million lower at December 2005 than at the end of 2004. Receivables were lower compared to the prior year primarily due to the transfer of interest bearing receivables to our minority-owned financial joint venture of approximately $110 million. Funding under accounts receivable securitizations was $462.7 million at the end of December 2005 compared to $458.9 million at the end of December 2004.

In North America, our dealer inventory month supply at the end of December on a trailing 12-months basis was as follows. Approximately 6.5 months for tractors, which is the same as the prior year, approximately 7 months for combines, which is higher than the prior year, and in addition our dealer month supply of hay equipment is approximately 6 months, which is lower than the prior year. Our net-debt-to-capital ratio was 30.7 percent at December 31, 2005, compared to 37 percent at December 31, 2004. The decrease in 2005 reflects lower debt levels in 2005 compared to 2004. In June, we paid off our $250 million 91/2 percent senior notes.

EBITDA excluding restructuring and other infrequent income of $0.2 million was $84.6 million for the fourth quarter 2005. EBITDA excluding restructuring and other infrequent income of $1.0 million was $119.1 million for the fourth quarter of 2004. For the full year of 2005 EBITDA was $376.7 million. For the full year of 2004, EBITDA excluding restructuring and other infrequent expenses of $0.1 million was $432.1 million. Unit volumes for world-wide tractor and combine production during the fourth quarter and full year were approximately 29 percent and 6 percent lower, respectively, than 2004 levels.

Turning now to our discussion to the year 2006. We have a target to improve our annual earnings by up to 10 percent in 2006. Key assumptions for 2006 are as follows. Modestly lower industry demand in all regions with AGCO’s key markets expected to be between zero and 5 percent down compared to 2005. AGCO’s net sales are expected to be 1 to 2 percent lower compared to 2005 due to weaker industry demand, planned dealer inventory reductions, and negative currency translation impacts which will be partially offset by price increases and market share improvements. Margins are targeted to improve in 2006 due to the achievement of further cost reduction and productivity initiatives.

Stock compensation expense resulting from the adoption of the new accounting rule SFAS 123R is expected to be in the range of $6 to $7 million in 2006. The expense is expected to begin in the second quarter following the approval of new compensation programs primarily focused on the achievement of performance measures.

AGCO is also targeting improvements in working capital utilization in 2006 by lowering seasonal increases in dealer and company inventories throughout 2006 through the leveling of production and dealer deliveries compared to 2005. This will have the effect of lowering sales and income in the first half of 2006 relative to 2005 with first quarter sales expected to be 8 to 9 percent below last year.

Production levels for 2006 are expected to be three to four percent below 2005 to reflect the decline in industry demand and our inventory reduction goals. First quarter production is expected to be approximately 20 percent below 2005. This is expected to have a negative impact on margins in the first quarter, but also is expected to reduce our seasonal increase in inventories for more efficient working capital management.

Beyond 2006 we have a established a target to improve annual earnings by 10 to 15 percent based on the achievement of growth and productivity initiatives which include new products, improved distribution, common platform designs, factory productivity gains and better asset management.

Martin.

Martin Richenhagen: Andy, thank you very much. That concludes our comments. Operator, we are ready now to open up the conference call for questions.

Operator: Thank you, gentlemen. The question and answer session will be conducted electronically today, and if you’d like to ask a question please press star one on your touch-tone telephone. Just a reminder. If you’re joining us on a speakerphone today, make sure that your mute function is disengaged so that your signal may reach our equipment. Once again, that is star one for your questions.

And we’ll go first to Ann Duigman with Bear Stearns.

Martin Richenhagen: Good morning, Ann. Hello?

Ann Duigman: Good morning.

Martin Richenhagen: Good morning.

Andy Beck: Morning.

Ann Duigman: How you guys doing? Just a – the first question is your inventory levels. You ended the year about – by our calculation about 83 days, down from about 117 at the end of Q3. Deere ended its year with about 53 days of inventory. What’s your goal for the end of ’06, what level of inventory do you think is appropriate for your industry?

Andy Beck: Well, you know, I’m not sure we would – I can comment on what’s for our industry. I know what we’re going to try to achieve in 2006, is a reduction in accounts receivables and inventory of somewhere between $25 to $50 million. What we expect to see is that inventories will come down most likely in the $50 to $75-million range. And that’s our target. And that we will see some increase in accounts receivable. Even though we’re pulling down dealer inventories, particularly in North America, we expect to see some increases in accounts receivable in some of our other markets that aren’t really tied to dealer inventories specifically, that are more on normal sales terms. And as we expect to have higher sales at the end of the year, that’s going to pull up accounts receivable at the end of the year.

Ann Duigman: So I think if I heard you correctly you’re saying that most of the adjustment is in the North American market. Is that correct?

Andy Beck: On inventory the adjustment will be in North America and Europe. And then in – on our account – dealer accounts receivable it’ll be in North America.

Ann Duigman: OK and just a follow-up question. Should we be at all concerned that with about $696 million in goodwill and the markets not looking as stellar as you might have expected, should we get concerned at all about future write-offs of goodwill?

Andy Beck: Well, we do an assessment of our goodwill in accordance with how you do it with accounting rules and our auditors review that. And that assessment was completed this year and we did not have any issues with an impairment of goodwill. Certainly your operations have to stay at a good earning levels. And so you have to maintain that. I would say if our earnings declined obviously you might have some issues. But at this – at this level of earnings I don’t think we have an issue.

Ann Duigman: OK. And just – do you do the assessment in the fourth quarter, is that –

Andy Beck: That’s correct.

Ann Duigman: OK. Thank you. I’ll get back in line.

Martin Richenhagen: OK. Thank you.

Operator: Our next question today is from David Bleustein with UBS.

Martin Richenhagen: Hi, David. Good morning.

David Bleustein: ... 2004 and what the change was in 2005.

Martin Richenhagen: David, we didn’t get the question.

David Bleustein: I’m sorry. Can you give us some sense for what Fendt – what Fendt’s revenues and operating margins were in ’04 and how that changed in 2005?

Andy Beck: I’m not sure, David, I have that level of detail in front of me. I can say generally that Fendt revenues were up slightly and their income was up a little more than slightly. But we had – that earnings improvement that you see in the EAME region, the Europe-Africa-Middle East region, we had improvements in all our businesses. Fendt, Massey Ferguson, and Valtra all contributed to that increase.

David Bleustein: And, Andy, what is Fendt’s rough revenue run rate?

Andy Beck: Off the top of my head it’s about ...

Martin Richenhagen: Fendt?

Andy Beck: Yes, Fendt.

Martin Richenhagen: $700 million.

Andy Beck: $700-750 million, something like that.

David Bleustein: OK and the German market seemed to be a little bit stronger than the rest of Europe. And what was specific to Germany that helped the market out?

Martin Richenhagen: Well, actually Germany was flat or down 2003 and 2004. So that was a – I would call it slight recovery, mainly in the combine business, but also in tractors. And south of Europe, countries like Spain and Southern France, were hit by the drought in 2005. So that was basically why Germany did do better.

David Bleustein: OK, terrific. And then let me just close with this one. You’ve put out a goal of 10 percent earnings growth in 2006. How do your incentive compensation targets relate to or tie into that target?

Martin Richenhagen: Andy.

Andy Beck: Well, we have an annual incentive compensation target and we have – we’re putting in place with shareholder approval hopefully attained in April some new stock compensation programs that’ll be tied to performance measurement, like return on invested capital and earnings growth. And those targets, at least for 2006, will be higher than the target that we’ve provided you. So we must overachieve to achieve 100 percent of those targets.

David Bleustein: OK, terrific. Thanks for your help.

Martin Richenhagen: Thank you.

Operator: And we’ll take our next question today from Mark Koznarek with FTN Midwest Securities.

Mark Koznarek: Hi, good morning.

Martin Richenhagen: Good morning.

Mark Koznarek: I’ve got a question on the European performance. It’s actually pretty impressive with revenue down the way it was but margin improved. Can you talk a little bit more about that and the plans for further margin improvement in ’06 given, you know, the similar outlook of revenue declines?

Martin Richenhagen: Well, you could think about it by certain main components – main elements that helped. One is basically that we worked in most of the factories in order to reduce costs. So we had a program in place with an external consulting company called “Fendt Ahead” in Fendt. We worked on the improvement – further improvement of the factory in France. And the Valtra improvements basically come from synergies as planned. So this is basically the manufacturing side of the business, and then of course also we have tried to get price increases agreed on in the market. And then there is a positive trend with regard to the mix. So you remember maybe our vision, high-tech solutions for professional farmers feeding the world, which means that farms will get bigger and bigger, and farm equipment also does get bigger and bigger. And this is the strength of AGCO. So we have exactly the right product for this growing segment of the European and Eastern European market, and I’m very optimistic about the Eastern European and Central European part of it.

Mark Koznarek: OK. When we then look at Brazil, it seems like there’s an opportunity for factory productivity improvement and synergies between the Valtra assets and the legacy AGCO assets. I’m surprised that you’re not pointing to that as an area of improvement in ’06. What would be the offset there?

Martin Richenhagen: Well, actually we just kicked off a project. We were a little late, because as you remember it took some time to get the CADE, or the antitrust approval in Brazil. And before that we couldn’t work on this project. Now we try to put the overhead functions together, and we will I think have a very good program in place soon.

Mark Koznarek: But not soon enough to help ’06, is that ...

Martin Richenhagen: Oh, yes.

Andy Beck: Well, in ’06, Mark, we certainly expect the margins in South America to have some recovery. So we expect to do better and show you some improved results in South America despite the fact that we don’t see much recovery in the market.

Mark Koznarek: OK. So the heavy lifting is going to be Europe margin improvement, but you expect some out of Brazil as well.

Martin Richenhagen: We also – let’s say we start off maybe a little bit better in 2006 because we reduced headcount in direct labor by about 1,100 people first quarter 2005, and now we’ll start on that low level this year with a similar market.

Mark Koznarek: OK. Thanks very much.

Martin Richenhagen: You’re welcome.

Operator: We’ll take our next question today from Charlie Rentschler with Foresight Research.

Charlie Rentschler: Yes, good morning.

Martin Richenhagen: Good morning, Charlie.

Charlie Rentschler: Can you talk a few moments about Brazil, give us your thoughts about where we are. Is ’06 do you think going to be improved over ’05 in terms of currency and commodity prices? And I know you can’t predict the weather, but can you give us your thought what’s going to happen there?

Martin Richenhagen: Well, actually the weather right now was OK, so that – let’s say I don’t think that we will get a major hit from this. The currency, that – maybe you are much better on that than we are. So – actually I don’t know exactly what will – what will happen there. With regard to the commodity prices, I think they are stable to almost up slightly. So when you look at the average commodity prices, wheat is flat year over year at $3.34, corn is slightly down from $2.06, and soy bean is also a little down. So therefore, as I say, I think from this part of the business it’s rather stable.

Andy Beck: I think, Charlie, the one thing that we see in South America and you have to keep in mind is that they’re carrying some higher debt levels right now, the farmers are, particularly the ones that lost their crop last year or the ones that were expanding into the new frontiers of the central part of Brazil. And because their income levels are down as a result of that strong currency, even though we expect to see a better harvest this year we think they’re not going to be in a position to really expand their investments this year. So hopefully this will be a year of a little recovery for the farmer and then maybe provide a little impetus for improved demand in the future year.

Charlie Rentschler: And as a followup, what can you say – what’s your prediction about your share of the – of the South American combine and tractor businesses?

Martin Richenhagen: Well, I think it will be pretty stable.

Charlie Rentschler: OK.

Martin Richenhagen: On a high level.

Andy Beck: We are introducing a new combine for the Valtra brand starting in the very end of the year. And so that will enable the Valtra dealers and distribution network to have more of a complete line. And hopefully – maybe not in ’06, but as we get into future periods that will help our combine business in South America.

Charlie Rentschler: Thank you.

Operator: I would like to remind our audience if you do have a question to please press star one now and we’ll go next to John McGinty with Credit Suisse.

John McGinty: Good morning, gentlemen.

Martin Richenhagen: Good morning, John.

John McGinty: Just a couple of – lots of little nits, if you will. Andy, what was the currency penalty on a – on a per-share basis in the fourth quarter and for the full year? Maybe you gave that, I just didn’t – I didn’t get it if you did.

Andy Beck: Well, currency if you net the impact of the cost hits that we’re getting, particularly in North America with the higher sales value that you’re getting as – on the – like the stronger euro and the stronger real on their – on their – their earnings, we net out at a little under about $18 million of operating income impact in 2005 for the full year. For the quarter it was about $6 to $8 million.

John McGinty: Now, that’s an $18 million penalty?

Andy Beck: Penalty, yes.

John McGinty: And would we – would we tax effect that at the 37 or so percent rate that you were –

Andy Beck: Yes, I think that’s fair.

John McGinty: OK. Second question. Could you talk to – I’m surprised no one asked about Challenger — what the sales were for the full year and whether or not you achieved the breakeven that you were going for.

Martin Richenhagen: Well, we can. So we started 2003 with about $200 million of net sales. We went up in ’04 to $260 million. And now in 2005 we ended up at $320 million, which is an increase over ’04 of 23 percent.

John McGinty: Great. And the profitability or thereabouts or ...

Martin Richenhagen: Oh, I would rather prefer not to talk about that.

Andy Beck: The profitability was pretty flat between the two years. And so it remained a loss of about $3 to $4 million. We did expect to – or hoped to get to more of a breakeven level, but we were hit with a little higher warranty costs, and the currency impact, you know, hurt the earnings relative to the sales increase that we achieved. When we – when we look into next year in 2006 with the euro now weaker against the dollar, and the fact that the Challenger business is taking product from Europe on the lower horsepower wheel tractors and the higher horsepower wheel tractors, we expect to see some recovery there in the margins. And so we’re expecting to see the income be above breakeven in 2006.

John McGinty: What about the sales?

Andy Beck: Sales. We’re anticipating that on the sales side our retail sales will do very well. We were up about 25 percent in retail sales in 2005 and we think we’ll be up again in 2006 even though we have the – expect the – expecting these declining markets. From a gross sales standpoint I think that we’re looking at somewhere in the 10 to 15 percent range.

John McGinty: OK. In other words, some of the retail sales you’ll work off of the inventories.

Andy Beck: Yes, we’re trying to get there – work off some of their inventories as well.

Martin Richenhagen: As for elements for the growth in ’06, there’s actually new products. So we will launch next week the – as according to our strategy, and as a result of the increased spending in engineering the big class eight combine and the big four-wheel-drive articulated tractor for the Challenger brand exclusively, which will have about 550 horsepower. So that will be the biggest wheel tractor in the world.

John McGinty: Where’s that come from? Was that that brand that you had up in Canada?

Martin Richenhagen: No. That’s brand new product and developed by AGCO. So – and you will be impressed, I can promise.

John McGinty: I am. Just some real quick ones. For ’06, Andy, what should we use for the tax rate, the interest expense and the share count. You know, I got just confused by everything that happened with the repatriation and so on.

Andy Beck: I understand. The tax rate for ’06 should be somewhere between 37.5 to 38 percent. That’s what we’re using in our planning right now.

John McGinty: Yes.

Andy Beck: On interest, interest and other, if you want to add all that together –

John McGinty: We were saying there’s $15 million in the fourth quarter, right?

Andy Beck: $15 million, yes.

John McGinty: Was just the interest. Are you ...

Andy Beck: Oh ...

John McGinty: You won’t take interest and other together.

Andy Beck: Yes, Just take it together. That should be about a $5 million improvement. The actual interest piece should be improved even better, but we’re offsetting that by higher securitization costs because of the higher interest rates that we’re seeing right now.

John McGinty: OK. And the share count, I’m sorry.

Andy Beck: Share count should be about 91 million shares.

John McGinty: 91 million shares. OK. And then, finally, just again a technicality. FAS 123 you said $6 to $7 million, but that’s in your guidance.

Andy Beck: That’s in the guidance.

John McGinty: And you said it starts in the second quarter? Do you get that full $6 to $7 million in the year or do you only get like three quarters of it and another $1.5 million next year?

Andy Beck: We would get that in the – in the full year.

John McGinty: In the full year. OK. And then the final question. The first quarter where you’re taking your sales down 8 to 9 percent, and I think your production was down 20 percent or something like that ...

Andy Beck: Right.

John McGinty: ...do we – do we breakeven – I mean, can you give us – I think you would be better off or help – it would help us a lot if you would give us – are we talking about 10 cents? Are you’re taking about breakeven? Are you’re talking about a loss in the first quarter?

Martin Richenhagen: We don’t talk about a loss, but also we don’t want to give guidance.

John McGinty: Well, but you’re – believe me, you’re better off trying to give us at least some flavor of guidance than have people come out and let’s say you think you’re going to earn X and people assume that it’s going to be more than that and there’s a disappointment where there is none, if you see what I mean. When you’re specific as the cuts and the production in the first quarter it’s very difficult to make earnings estimates.

Andy Beck: Well, we understand that. We’re trying to focus our attention on full year ...

John McGinty: I understand that, but unfortunately you report the first quarter before you report the full year.

Andy Beck: I understand that, John. And what we’ve said, and I think hopefully we can give you enough information that with the sales decline and the production decline we don’t anticipate a loss, but the earnings should be down pretty significantly from the first quarter of last year.

John McGinty: That’s fair enough. Thank you very much. I’ll get back in queue.

Martin Richenhagen: You’re welcome.

Operator: And we’ll move next to Barry Bannister with Stifel Nicolaus.

Barry Bannister: Yes, hi, guys. How are you?

Martin Richenhagen: Very good so far.

Barry Bannister: We’ll see how the stock does after that last comment. Could you give us any color on Brazil vis-à-vis Argentina?

Andy Beck: Sure. In terms of the outlook for this year?

Barry Bannister: No, in terms of how you did in the quarter and what you see from the dealers’ feedback going into the new quarter.

Andy Beck: OK. Well, in Argentina in the fourth quarter combines were – the tractor market was up and combines were up as well. And Brazil still had very significant declines in tractors and combines. The Argentina market was a little better in the fourth quarter. What we are seeing, however, is that the combine market is starting to drop a little in Argentina because there is some weather issues in Argentina right now. We’re seeing some drought which we think will affect that combine business. But on the tractor side, should be – we still believe it’ll be down in ’06 but not to the extent as on the combine business.

Barry Bannister: When I look at the volume of production of AGCO Massey brands and Valtra brands in the last four years in Brazil, obviously in tractors, for example, the first six months of the – of the season are pretty strong. But the ramp has been getting progressively lower. And it implies that you’re reducing your dealer inventory down there. Can you give us some feel of now versus last year and then versus several years ago of what your months of supply are in – or days of supply, excuse me, are in Brazil for tractors?

Andy Beck: Barry, I don’t have that information. It’s not something that I track as specifically as I do here in North America. But I do know from discussions with them that our dealer inventories are down significantly from where they were at the end of last year, and we worked those down. I think the other thing – if you’re looking at production you’ve got to keep in mind that the production is also for our other markets of the world, particularly – in the Canoas Massey Ferguson plant. And so that production is dependent on what we’re doing in North America, Europe, and in our Asia and Middle East markets as well.

Barry Bannister: Yes, the – ANFAVEA reported numbers for the last month or two, increased significantly, in particular combines, on a year-on-year basis. And I was just wondering if you’d begun to see any strength at the end of the quarter in your production schedules in Brazil, beyond just your export destinations from Canoas and Rio Grande do Sul.

Martin Richenhagen: No, we did not see it yet from them.

Barry Bannister: All right. Thanks, guys.

Operator: And just a final reminder, if you’d like to ask a question please press star one now. And we’ll go to Andrew Casey with Prudential Equity Group.

Andrew Casey: Good morning.

Martin Richenhagen: Good morning.

Andrew Casey: I’ve got a question on the 2006 guidance for the 10 percent earnings growth. First, that’s off of the ’05 $1.46, that’s correct, right?

Martin Richenhagen: Yes.

Andrew Casey: OK. So with the six-percent decline in ’05, unit volumes, the earnings went down 17 percent. If I look at ’06 – I’m just trying to understand it – the guidance for unit volume is down around 3 to 4 percent, earnings up 10 percent, you’re offsetting options essentially with better interest and other. Can you be a little more clear on, first, where you expect the market share improvements to come from? And then, second, what confidence – I mean, what you already have booked that gives you the expected margin improvement to offset the unit decline. Thank you.

Andy Beck: Well, I think, Andy, that the issue on the- what we’re seeing is that the margin improvement is really all over the world. The market share we’ll see hopefully in Europe particularly, and in North America. That’s where we’re expecting to offset some of the decline. On the – on the margin side, again, I’ve already said that I think we can improve our margins in South America as we kind of react and have the – our structure – cost structure and pricing level back to offsetting some of the currency issues and the lower market size. In North America we’re anticipating to get some margin improvement to offset some of the production declines by focusing our attention on productivity in the plants and reducing some of the higher warranty costs that we had this year. In Europe we’re continuing to hope to see improvement in our productivity on new products and productivity in the plants, as Martin talked about. So it’s improvements in a lot of areas. For instance, we’ll start to see some improvement in our engine costs as we expand the engine facility in Finland. We will have a pretty good increase in engine production there this year, and that generates savings for us. There’s different projects and initiatives that we think will come through that should help our margin.

Andrew Casey: So when you look at ’06 versus ’05, the first half sounds like it’s, you know, a little bit of focus on cash flow with the earnings catch-up in the second half. Is that a fair characterization?

Andy Beck: That’s correct, yes.

Andrew Casey: OK. Thank you very much.

Andy Beck: You’re welcome.

Martin Richenhagen: You’re welcome.

Operator: And we’ll take a follow-up from Mark Koznarek.

Mark Koznarek: Thank you. I’m wondering specifically if you can talk about your SG&A outlook. You mentioned a sizeable staff reduction in South America the beginning of this past year. Are there any further anticipated employment reductions, where do you expect employment to stand year-end ’06 versus the end of this past year?

Andy Beck: Yes, Mark, the staff reductions we’re talking about were in the plant, direct labor. So that shows up in cost of sales rather than SG&A. And so from an SG&A standpoint we did make – we also made some cuts there and we’ve made some cuts throughout the year in Finland, our Valtra business, as a the result of some synergy initiatives that we had. But I think for ’06 the outlook is that the SG&A will go up in relation to inflationary increases and be pretty stable from a head-count standpoint.

Mark Koznarek: OK. So if that’s going up but your overall margin is expected to go up, your gross margin, you know, by difference obviously goes down. To offset that – I’m sorry, your cost of goods goes down, gross margin goes up. Of that, Andy, how much do you expect price realization to be in terms of the impact on margin improvement in ’06?

Andy Beck: Well, we’re expecting pricing to be about 2.5 percent on an overall basis over 2005. I would say at a minimum, you know, one percent of that, something like that, in some of the markets will flow through, particularly in South America. But I don’t have a specific number for you on what – how much of that flows to the bottom line. But the 2.5 percent will aid us in getting those margins where we targeted.

Mark Koznarek: OK, that would compare to what kind of average price increase for ’05.

Andy Beck: ’05 the price increase was about 3.5 percent. I recall ’05 we were still working on offsetting the increased steel costs.

Mark Koznarek: OK. And then, finally, the 2.5 percent expected for ’06. Are all of those price increase announcements in place already or are some pending?

Andy Beck: They happen throughout the year. So they’re not committed, but that’s what we have in our plan.

Mark Koznarek: OK, thanks very much.

Operator: And we’ll take a follow-up from Andrew Casey.

Andrew Casey: Thanks a lot. Martin, could you give us a little color on what you’re seeing in North America right now? There’s a lot of speculation about headwinds the farmers’ are seeing and, you know, expected downturns. I’m just wondering what you’re seeing through, you know, January and this part of February.

Martin Richenhagen: Well, actually North America we more or less see flat to like maybe five percent down — industry. And we have, let’s say, no major concerns in January yet. January was OK. So order book is OK. Higher input costs and lower subsidies might of course impact farm income and slow down demand slightly, but we don’t see it changing dramatically.

Andrew Casey: OK, thanks. Thanks on that. And then implicit in Andy’s comments, I believe that it sounds steel costs and your input costs have kind of plateaued. Is that a correct assumption?

Martin Richenhagen: Yes, it is.

Andrew Casey: OK, thank you.

Martin Richenhagen: You’re welcome.

Operator: Gentlemen, there are no further questions at this time. Mr. Richenhagen, I’ll turn things back over to you for any additional or concluding remarks.

Martin Richenhagen: Thank you very much. I think as a final remark one could say that if you would add back the losses or let’s say the operating income we lost in South America in 2005 it would have been a very good year. So that shows a little bit of the potential of the company. And we are working hard to, let’s say, show substantial growth in earnings per share in 2006. Have a nice day. Bye.

Operator: That does conclude today’s conference. I’d like to thank everyone for joining us. Have a good day.

END